UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2018

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2018, Destination Group XL, Inc. (the “Company”) promoted Brian S. Reaves to the position of Executive Vice President and Chief Operating Officer.  Mr. Reaves will continue to report directly to David A. Levin, the Company’s President and Chief Executive Officer.

Mr. Reaves, 57, has served as the Company’s Executive Vice President and Chief Customer Officer since November 2017.  Prior to that, Mr. Reaves served as the Company’s Senior Vice President and Chief Sales Officer from November 2014 to November 2017. From May 2010 to November 2014, Mr. Reaves was the Company’s Senior Vice President of Store Sales and Operations.  Prior to joining the Company, Mr. Reaves was the vice president of outreach and group sales for David’s Bridal from 2007 to 2009.

In connection with Mr. Reaves’ promotion, the Company entered into the Second Amended and Restated Employment Agreement with Mr. Reaves (the “Amended Employment Agreement”), which amended his current employment agreement.  Pursuant to the terms of the Amended Employment Agreement, among other things, Mr. Reaves’ annual base salary was increased to $500,000 from $400,000, and the Company will advance to Mr. Reaves $50,000, prior to any applicable taxes, to cover relocation costs. This summary of the Amended Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement included as Exhibit 10.1 to this filing, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

10.1	Second Amended and Restated Employment Agreement dated as of October 8, 2018 between the Company and Brian S. Reaves.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	October 9, 2018	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary